Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 16, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Report to Shareholders of Zweig Total Return Fund, Inc. which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Independent Accountants” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Philadelphia, Pennsylvania

November 4 2010